EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

October 9, 2002

Red Robin Gourmet Burgers, Inc.
5575 DTC Parkway, Suite 110
Greenwood Village, Colorado 80111

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of 1,680,408 shares of Common Stock of the Company, par value $0.001 per share (the “Shares”) to be issued pursuant to the Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan – 1990, the Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan, the Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan, the Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan and the Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan (collectively, the “Plans”).

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued in accordance with such authorization and in accordance with the terms of the Plans, and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company, or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing of this opinion as an exhibit to the Registration Statement.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Respectfully submitted,

/s/    O’Melveny & Myers LLP